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Exhibit 99.1

December 10, 2002

NEW VISUAL CORPORATION APPOINTS JAMES CRUCKSHANK CHIEF FINANCIAL OFFICER

SAN DIEGO, Dec 10, 2002 - New Visual Corporation (OTC Bulletin Board: NVEI), an emerging provider of semiconductors to the high-speed data networking industry, today announced that it has appointed James Cruckshank, chief financial officer, to replace Tom Sweeney. Mr. Sweeney has resigned at the request of management in light of the Company's plans to relocate its executive offices to Portland, Oregon.

Jim Cruckshank has a twenty five-year history of creating shareholder value through finance and business development. Prior to joining New Visual, he was vice president and chief financial officer of Christenson Electric, Inc. Prior to that, he served several small startups in the internet services industry. Mr. Cruckshank was Vice President of Finance at Assisted Living Concepts, Inc. (formerly AMEX: ALF), a publicly traded assisted living facilities provider and Corporate Controller and Assistant Treasurer at The Schnitzer Group (NasdaqNM:SCHN), a publicly held company with a market capitalization in excess of $1 billion. He began his career at Price Waterhouse. He holds a University of Notre Dame MBA in Finance, and a University of Portland BBA, in Accounting, Marketing and Management.

"New Visual is fortunate to have attracted a top-level talent like Jim," said Brad Ketch. "Our task is not just to create a semiconductor company, but to create a profitable one. Jim is key to this effort, and I am proud to have him on board". "I am impressed with the scope of the ambitious plans at New Visual." stated James Cruckshank. "I am backing up my confidence in the company by accepting a significant portion of my compensation in restricted shares of common stock. My goal is to build significant shareholder value in the quarters ahead".

James Cruckshank lives in the Portland metropolitan area. The chief financial officer position at New Visual has been a part-time one since the Company's inception, and will remain so until the Company has achieved certain profitability levels, which is anticipated in 2004.

ABOUT NEW VISUAL CORPORATION

Based in San Diego, New Visual is a late-development-stage fabless communications semiconductor company. It is developing an advanced technology that allows data to be transmitted at greater speed and across extended distances over existing copper wire. For more information, visit www.newvisual.com.

With the exception of historical information contained in this press release, this press release includes forward-looking statements made under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development difficulties; market demand and acceptance of products; the impact of changing economic conditions; business conditions in the Internet and telecommunications industries; reliance on third parties, including potential suppliers, licensors, and licensees; the impact of competitors and their products; risks concerning future technology; and other factors detailed in this press release and in the company's Securities and Exchange Commission filings.

Contact:
Brad Ketch
619-692-0333
info@newvisual.com